UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2009

Colfax Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34045	54-1887631
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8730 Stony Point Parkway, Suite 150
Richmond, VA 23235
(Address of Principal Executive Offices) (Zip Code)

(804) 560-4070
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 12, 2009, the stockholders of Colfax Corporation (the “Company”) approved the Colfax Corporation Annual Incentive Plan (the “Plan”) at the Company’s 2009 Annual Meeting of Stockholders.  The Plan had been previously approved by the Board of Directors of the Company (the “Board”) on December 11, 2008.  The Compensation Committee of the Board (the “Compensation Committee”) will administer the Plan and it has the full authority to make awards under the Plan. The named executive officers of the Company, along with other executive officers selected by the Compensation Committee, are eligible to participate in the Plan.  The Plan is intended to enhance the Company’s ability to attract and retain highly qualified officers and key employees and to motivate these individuals to serve the Company. Also, any payments made under the Plan are intended to be treated as “qualified performance-based compensation” for the purposes of Section 162(m) of the Internal Revenue Code (the “Code”).

The Compensation Committee has the discretion to determine the period of time during which performance goals must be met in order to determine the amount of payment or vesting earned under any Plan award.  Performance goals will be established no later than 90 days after the beginning of any performance period applicable to an award, or at any other date that is required or permitted for “performance-based compensation” under Section 162(m). The performance goals for awards consist of one or more business criteria with the targeted levels of performance specified by the Compensation Committee. Any performance goal or a combination thereof can be used to measure the performance of the Company or any of its business units. A performance goal may also be measured against comparable companies, a published stock index, or a stock market index in relation to share price, all under the discretion of the Compensation Committee. The specific goal or goals shall relate to one or more of the following metrics:

•	net earnings or net income;
•	operating earnings;
•	pretax earnings;
•	earnings per share;
•	share price, including growth measures and total stockholder return;
•	earnings before interest and taxes;
•	earnings before interest, taxes, depreciation and/or amortization;
•	sales or revenue growth, whether in general, by type of product or service, or by type of customer;
•	gross or operating margins;
•	return measures, including return on assets, capital, investment, equity, sales or revenue;
•	cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment;
•	productivity ratios;
•	expense targets;
•	market share;
•	financial ratios as provided in credit agreements of the Company and its subsidiaries;
•	working capital targets;
•	completion of acquisitions of business or companies;
•	completion of divestitures and asset sales; and
•	any combination of any of the foregoing business criteria.

Plan awards may be made in cash, the Company’s common stock, or other property at the discretion of the Compensation Committee. Awards made in common stock will be drawn solely from the shares available for distribution under the Company’s 2008 Omnibus Incentive Plan. The maximum amount paid to any participant in any fiscal year pursuant to the Plan cannot exceed $3 million. The Board may amend, suspend or terminate the Plan at any time; provided that, except for technical amendments to comply with the deferred compensation rules under Section 409A of the Code, no such amendment, suspension or termination shall, without the consent of a participant, adversely affect any right of the participant under the participant’s outstanding awards. Further, no amendment can alter the business criteria on which performance goals are based, increase the maximum amount for an award, or materially modify the requirements regarding eligibly for the Plan without prior stockholder approval.

A copy of the Plan is attached to the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 9, 2009 as Appendix A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Colfax Corporation

Date: May 15, 2009	By:	/s/ JOHN A. YOUNG
	Name:	John A. Young
	Title:	President and Chief Executive Officer